Strategy Announces ATM and BTC Activity Updates

Raised $427.0 million; Purchased 4,020 BTC; Now Holds 580,250 BTC

TYSONS CORNER, Va., May 26, 2025 – MicroStrategy® Incorporated d/b/a Strategy™ (Nasdaq: MSTR/STRK/STRF) (“Strategy” or the “Company”), the largest corporate holder of bitcoin and the world’s first Bitcoin Treasury Company, today announced updates with respect to its at-the-market offering programs and bitcoin holdings.

ATM Updates

Strategy announced updates with respect to its at-the-market offering programs:

ATM Program Summary	During Period May 19, 2025 to May 25, 2025		As of May 25, 2025
	Shares Sold	Net Proceeds(1)	Available for Issuance and Sale
Common ATM	847,000 MSTR Shares	$348.7 million	$18.63 billion of MSTR Shares
Securities Offered: Class A Common Stock, $0.001 par value per share (“MSTR Shares”)
Size: $21 billion
Established: May 1, 2025
STRK ATM	678,970 STRK Shares	$67.9 million	$20.72 billion of STRK Shares
Securities Offered: 8.00% series A perpetual strike preferred stock, $0.001 par value per share (“STRK Shares”) Size: $21 billion

Established: March 10, 2025
STRF ATM	104,423 STRF Shares	$10.4 million	$2.09 billion of STRF Shares
Securities Offered: 10.00% series A perpetual strife preferred stock, $0.001 par value per share (“STRF Shares”) Size: $2.1 billion Established: May 22, 2025
Total		$ 427.0 million

(1) Net proceeds are presented net of sales commission.

BTC Update

Strategy announced updates with respect to its bitcoin holdings:

During Period May 19, 2025 to May 25, 2025			As of May 25, 2025
BTC Acquired (1)	Aggregate Purchase Price (2)	Average Purchase Price (2)	Aggregate BTC Holdings	Aggregate Purchase Price (2)	Average Purchase Price (2)
4,020	$ 427.1 million	$106,237	580,250	$40.61 billion	$69,979

(1) The bitcoin purchases were made using proceeds from the Common ATM, STRK ATM and STRF ATM.

(2) Aggregate and average purchase prices are inclusive of fees and expenses.

About Strategy

MicroStrategy Incorporated d/b/a Strategy (Nasdaq: MSTR/STRK/STRF) is the world's first and largest Bitcoin Treasury Company. We are a publicly traded company that has adopted Bitcoin as our primary treasury reserve asset. By using proceeds from equity and debt financings, as well as cash flows from our operations, we strategically accumulate Bitcoin and advocate for its role as digital capital. Our treasury strategy is designed to provide investors varying degrees of economic exposure to Bitcoin by offering a range of securities, including equity and fixed-income instruments. In addition, we provide industry-leading AI-powered enterprise analytics software, advancing our vision of Intelligence Everywhere. We leverage our development capabilities to explore innovation in Bitcoin applications, integrating analytics expertise with our commitment to digital asset growth. We believe our combination of operational excellence, strategic Bitcoin reserve, and focus on technological innovation positions us as a leader in both the digital asset and enterprise analytics sectors, offering a unique opportunity for long-term value creation.

Strategy, MicroStrategy, and Intelligence Everywhere are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

Contact:

Strategy
Shirish Jajodia
Corporate Treasurer
ir@strategy.com